                                                                     EXHIBIT 12

                              VENATOR GROUP, INC.



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                  Twenty-six
                                              ---------------------
                                                  weeks  ended                         Fiscal Years Ended
                                              ---------------------    --------------------------------------------------------
                                                July 29,   July 31,     Jan. 29,     Jan. 30,    Jan. 31,  Jan. 25,  Jan. 27,
                                                  2000       1999*        2000         1999        1998      1997      1996
                                              ---------------------    --------------------------------------------------------
NET EARNINGS
Income (loss) from continuing
  operations, after-tax....................$       24        (51)           17           3         213        209       29

Income tax expense (benefit)...............        16        (33)           11         (42)        120        139       34

Interest expense, excluding capitalized
  interest.................................        21         33            65          57          41         53       91

Portion of rents deemed representative
 of the interest factor (1/3)..............        96         90           190         180         163        162      157
                                                -----     ------          ----        ----        ----       ----     ----
                                           $      157         39           283         198         537        563      311
                                                ======    ======          ====        ====        ====       ====     ====


FIXED CHARGES
Gross interest expense.....................$       22         34            67          64          41         53       91

Portion of rents deemed representative
 of the interest factor (1/3)..............        96         90           190         180         163        162      157
                                                 ----      -----           ---        ----        ----       ----     ----
                                           $      118        124           257         244         204        215      248
                                                =====      =====           ===        ====        ====       ====     ====

RATIO OF EARNINGS TO FIXED
 CHARGES...................................       1.3        0.3           1.1         0.8         2.6        2.6      1.3
                                                -----      -----           ---        ----        ----       ----     ----

Earnings were not adequate to cover fixed charges by $85 million for the twenty-six weeks ended July 31, 1999 and by $46 million for the fiscal year ended January 30, 1999.

* 1999 interim information has been restated to reflect the change in method for calculating the market-related value of pension plan assets.